CAPITAL ASSURANCES AND LIQUIDITY MAINTENANCE AGREEMENT

This Capital Assurances and Liquidity Maintenance Agreement ("Agreement") is entered into, and is effective as of, the 23rd day of May, 2001, by and between California First National Bank ("Bank") and California First National Bancorp ("Parent"), a California corporation.

RECITALS
A.

The Bank is a national bank chartered by the Office of the Comptroller of the Currency ("OCC") and is authorized, pursuant to the Decision of the OCC on the Application to Charter the Bank dated April 3, 2001, to commence business as a national bank association on May 23, 2001; and

B.	The Parent has agreed to purchase shares of the Bank and will be controlling stockholder of the Bank; and
C.	In consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged by both parties, the Bank and the Parent hereby enter into this Agreement setting forth the Parent's requirement to provide to the Bank any necessary capital and/or liquidity support, all in order to ensure that the Bank continues to operate in a safe and sound manner without need of recourse to external sources; and
D.	For purposes of the OCC's regulations under 12 C.F.R., Part 6, this Agreement shall not be deemed to have been issued by the OCC; and
E.	In consideration of the mutual covenants and conditions contained herein, the parties to this Agreement hereby agree as follows:
1.	CAPITAL ASSURANCE.
A. In accordance with 12 C.F.R., Part 6, a bank is deemed to be well capitalized if it achieves and maintains each of the following minimum capital~~-~~to-assets ratios: (i) a total risk-based capital to risk-weighted assets ratio of not less than ten percent (10%); (ii) a Tier 1 risk-based capital to risk-weighted assets ratio of not less than six percent (6%); and (iii) a Tier 1 capital to average-total-assets ratio of not less than five percent (5%). For the first three years of the Bank's existence, the Bank is required to achieve and maintain a Tier 1 capital to average-total-assets ratio of not less than eight percent (8%).
B. Parent hereby covenants and agrees to make such capital infusions as may be necessary from time to time to ensure the Bank achieves and thereafter maintains the capital~~-~~to-assets ratios that exceed the OCC's requirements for well capitalized banks and, for the first three years of the Bank's existence, a minimum Tier 1 capital to average-total-assets ratio of not less than eight percent (8%). If at any time the Bank's capital level falls below the minimum capital ratios required pursuant to 12 C.F.R. Part 6, including any amendments thereto, for the Bank to be deemed well capitalized, or if the Bank's Tier 1 capital to average-total-assets ratio falls below eight percent (8%) during the first three years of the bank's existence, then the Parent agrees that not later than ten (10) days after receiving notification regarding any such capital deficiency from the Bank or the OCC, the Parent will contribute sufficient additional capital in a form acceptable to the Bank and the OCC to return the Bank's capital ratios to the required levels. Such capital contribution will be in the form of cash, or if appropriate, other acceptable assets, and the capital contribution will be credited to the Bank's surplus capital account.
C. Should the OCC subsequently deem it necessary, pursuant to its regulatory authority under 12 C.F.R. Part 3, to require that the Bank achieve and thereafter maintain higher minimum capital ratios than those detailed in 12 C.F.R., Part 3, the Parent agrees that not later than ten (10) days after receiving notification from the Bank or the OCC regarding this new minimum capital level, the Parent will contribute sufficient additional capital in a form acceptable to the Bank and the OCC so as to achieve and thereafter maintain the revised minimum capital level. This capital contribution will be in the form of cash, or if appropriate, other acceptable assets, and the capital contribution will be credited to the Bank's surplus capital account.
2.	LIQUIDITY MAINTENANCE. The Bank's funds management policy provides for the Bank's maintenance of sufficient liquidity to meet the cash needs of its depositors and other operations. Parent hereby covenants that it will provide the Bank with financial assistance and take such other action necessary to permit the Bank to meet its liquidity demands. If the Bank experiences liquidity requirements that it cannot satisfy, the Parent agrees that within three (3) business days, or sooner if circumstances warrant, of receiving notification from the Bank or the OCC regarding these liquidity requirements, the Parent will provide the Bank with financial support, in such amount, form, and duration as may be necessary for the Bank to meet its on-going liquidity obligations, and will promptly take any other action necessary to address the Bank's liquidity requirements.
3.	ADDITIONAL COLLATERAL REQUIREMENTS. The Parent agrees to provide the Bank with additional collateral or security that the Bank hereafter deems appropriate, or that the OCC directs the Bank to obtain, as a means to guarantee that the Parent will comply with its capital and liquidity obligations as set forth in this Agreement. Not later than ten (10) days, or sooner if circumstances so warrant, after receiving the Bank's written request that the Parent comply with its obligations under this section of the Agreement, the Parent agrees that it will provide the additional collateral or security to the Bank. The Bank's written demand shall include the Bank's certification that its capital or liquidity deficiency(ies) are expected to develop or occur within one hundred eighty (180) days or less.
4.	TERM AND TERMINATION OF AGREEMENT. The term of this Agreement shall commence on the 23rd day of May, 2001 ("Effective Date") and will continue unabated unless terminated by mutual agreement of the Bank and the Parent. The Bank reserves the right to seek the OCC's supervisory non-objection prior to termination of this Agreement.
5.	MODIFICATION OR AMENDMENT OF AGREEMENT. This Agreement may be modified or amended only by the mutual written consent of both parties. The Bank reserves the right to seek the OCC's supervisory non-objection prior to modifying or amending this Agreement.
6.	ASSIGNABILITY OF AGREEMENT. This Agreement shall not be assigned without the express written consent of both parties.
7.	SUCCESSORS IN INTEREST. This Agreement shall remain in full force and effect against any successors in interest to the Bank and the Parent.
8.	NOTICES. All notices or other communications required hereunder shall be in writing and shall be made by facsimile transmission, with a copy sent by certified mail, return receipt requested, to the following persons, addressed as follows:
if to the Parent, to:

Board of Directors California First National Bancorp 5 Hutton Centre Drive Santa Ana, CA 92707 Facsimile: 714-751-7557 Attn: President

if to the Bank, to:

Board of Directors California First National Bank 5 Hutton Centre Drive, Suite 200 Santa Ana, CA 92707 Facsimile: 714-918-4796 Attn: President

Such notice or communication shall be deemed to have been given or made as of the date that the notice or communication was delivered to the certified mail carrier.
9.

ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter at issue, and all prior agreements, arrangements, and negotiations between the parties, whether oral or written, with respect to this Agreement are deemed to be merged herein.

10.	CONFIDENTIALITY. The Parent and the Bank understand and agree that the terms of this Agreement are proprietary and confidential information, and both parties further agree that except as may be required by law, they shall not disclose such information to any other person or entity, except the OCC, FDIC or Board of Governors of the Federal Reserve System, without obtaining the other party's prior written consent.
11.	GOVERNING LAW. To the extent that Federal law does not control, this Agreement shall be governed, construed and controlled by the laws of the State of California.
12.	SEVERABILITY. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect will be given to the intent manifested by the portion held invalid or inoperative.
13.	ATTORNEYS' FEES. The prevailing party in any action between the parties arising from or relating to this Agreement shall be entitled to recover from the other party all reasonable attorneys' fees and other costs incurred in such action or proceeding.
IN WITNESS WHEREOF, the parties have executed this Agreement.

CALIFORNIA FIRST NATIONAL BANCORP

By:_Patrick E. Paddon /s/___________

Its:_President_____________________

CALIFORNIA FIRST NATIONAL BANK

By:_Colin M. Forkner /s/_____________

Its:_President______________________